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Exhibit 5.1

[GILMORE & BELL LETTERHEAD]

September 16, 2004

EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1309

  Re:
  EPIQ Systems, Inc. Registration Statement on Form S-8 (the "Registration Statement")

Dear Sir/Madam:

        You have requested our opinion as counsel to EPIQ Systems, Inc., a Missouri corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to: (i) rights to purchase or receive shares of the Company's common stock, par value $.01 per share (the "Common Stock") issuable pursuant to the exercise of stock options or other stock awards (the "Plan Awards") granted under the Company's 2004 Equity Incentive Plan (the "Plan"), and the 3,000,000 shares of Common Stock issuable under the Plan upon the exercise of the Plan Awards (the "Plan Shares"), (ii) options to purchase 200,000 shares of Common Stock granted to Mr. Jeffrey B. Baker pursuant to a Stock Option Agreement dated January 30, 2004, between the Company and Mr. Baker (the "Baker Options") and the 200,000 shares of Common Stock issuable upon the exercise of the Baker Options (the "Baker Shares"), and (iii) options to purchase 100,000 shares of Common Stock granted to Mr. Edward J. Nimmo pursuant to a Stock Option Agreement dated January 30, 2004, between the Company and Mr. Nimmo (the "Nimmo Options") and the 100,000 shares of Common Stock issuable upon the exercise of the Nimmo Options (the "Nimmo Shares").

        The Plan Awards, the Jacobs Options and the Nimmo Options are collectively referred to as the "Awards;" and the Plan Shares, the Jacobs Shares and the Nimmo Shares are collectively referred to as the "Shares."

        In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed for purposes of this opinion that the Shares issuable upon the exercise of the Awards will be issued upon the valid exercise of the Awards in accordance with the terms of the Plan and the Stock Option Agreements, as applicable.

        Based upon the foregoing, we are of the opinion that the Shares, when issued upon the exercise of the Awards in accordance with the terms of the Plan or the Stock Option Agreements, as applicable, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Gilmore & Bell, P.C.

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  Exhibit 5.1